Exhibit 10.2
REVENUE SHARE AGREEMENT

This REVENUE SHARE AGREEMENT (this “Agreement”) is made as of the 29th day of September 2026, by and among BC Partners Advisors L.P., a Delaware limited partnership (the “Manager”) and Sierra Crest Investment Management LLC, a Delaware limited liability company (“Sierra Crest” and, together with the Manager, the “Parties”).

WHEREAS, the Manager serves as the investment manager and/or adviser of certain funds/products managed or sponsored by the Manager or its affiliates, including BC Partners Lending Corporation, a Maryland corporation (“BCPLC”).

WHEREAS, immediately prior to the effectiveness of this Agreement Sierra Crest served as the investment manager and/or adviser to Alternative Income Credit Fund, a Delaware trust (“ACIF”), pursuant to a management agreement between Sierra Crest and ACIF (the “SC ACIF IMA”).

WHEREAS, pursuant to a transaction between ACIF and BCPLC, ACIF will be merged with and into BCPLC and the separate existence of ACIF will cease and the SC ACIF IMA will terminate concurrently with the consummation of such merger (such transaction, the “BCP ACIF Merger”).

WHEREAS, following the consummation of the BCP ACIF Merger, Manager will receive certain investment management, incentive and other fees in respect of the ACIF assets, together with such fees earned on unrelated assets, pursuant to Manager’s existing amended and restated investment advisory agreement with BCPLC dated as of November 7, 2018 (as amended, the “BCPLC IMA”).

WHEREAS, Manager wishes to grant to Sierra Crest, and Sierra Crest wishes to accept, a share of the revenues to be received from and after the date of this Agreement by Manager pursuant to the BCPLC IMA in connection with the termination of the SC ACIF IMA resulting from the BCP ACIF Merger.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and such other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Revenue Share. The Manager agrees to pay or cause one or more of its affiliates to pay (out of the assets of the Manager or such affiliates and not the assets of any Sierra Crest) to Sierra Crest or its assignee an ongoing revenue share equal to 29.88% of the sum of: (i) all Management Fees and Incentive Fees (each as defined in the BCPLC IMA) actually received by the Manager pursuant to the BCPLC IMA less (ii) an amount equal to the allocable portion of the salary, benefits and bonus amounts of Manager’s sales force in connection with such persons’ performance of services associated solely with the successful sale of BCPLC, which such amount shall be reasonably determined by the Manager in good faith (such amount, the “Revenue Share Amount”). The

Revenue Share Amount shall accrue at the end of each month during the term and shall be paid in U.S. dollars quarterly in arrears.

2.Representations and Warranties. Each Party represents and warrants to the other Party as follows: (i) it is duly formed or incorporated, validly existing and in good standing under the laws of its state of formation or incorporation, (ii) this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (x) bankruptcy, insolvency (including fraudulent conveyance law), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (y) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), (iii) the execution and delivery of this Agreement and performance of its obligations herein will not constitute a breach of, or default under, its governing documents or any material contract to which it is a party or by which it is bound, or any order, rule or regulation applicable to it and (iv) it has duly observed and complied with all applicable laws, and all applicable rules and regulations thereunder, in each case in all material respects, to the extent relating to the conduct of its business and its assets except where the failure to do so would not reasonably be expected to result in a material adverse effect upon the performance by it of its obligations under, or on the validity or enforceability of this Agreement
3.Indemnification.
(a)The Manager shall indemnify, hold harmless, and defend Sierra Crest, its affiliates and their respective officers, directors, partners, members, shareholders and employees, from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) from third-party actions arising out of or relating to (i) any material breach of this Agreement by the Manager or (ii) any willful misconduct, gross negligence or fraud by the Manager in the performance of, or failure to perform, its obligations under this Agreement, except to the extent that any such Covered Claim is caused by a material breach by Sierra Crest of this Agreement or the willful misconduct, gross negligence or fraud of Sierra Crest in the performance of, or failure to perform, its obligations under this Agreement.
(b)Sierra Crest shall indemnify, hold harmless, and defend the Manager, its affiliates and their respective officers, directors, partners, members, shareholders and employees, from and against any Covered Claims arising out of or relating to (i) any material breach of this Agreement by Sierra Crest or (ii) any willful misconduct, gross negligence or fraud by Sierra Crest in the performance of, or failure to perform, its obligations under this Agreement, except to the extent that any such Covered Claim is caused by a material breach by the Manager of this Agreement or the willful misconduct, gross negligence or fraud of the Manager in the performance of, or failure to perform, its obligations under this Agreement.

4.Notices. Any notice required or desired to be delivered under this Agreement will be effective on actual receipt and will be in writing (including electronic mail) and (i) delivered personally; (ii) sent by first class mail or overnight delivery, postage prepaid; or (iii) transmitted by electronic mail (with a duplicate copy sent by first class mail or overnight delivery, postage prepaid) to the other Party at its principal office (or to such other persons and/or addresses as the parties from time to time specify in writing):
5.Term; Termination. The parties hereto agree that this Agreement shall become effective as of the date hereof and shall continue until the parties hereto mutually agree to terminate this Agreement. This Agreement shall automatically terminate upon the termination of the BCPLC IMA.

6.Miscellaneous.

(a)Execution in Counterparts – This Agreement may be executed in several counterparts, each of which shall constitute an original but which together shall constitute one instrument. Executed facsimile and email copies of this Agreement shall constitute a binding agreement for all purposes.

(b)Amendment and Waiver – This Agreement may be amended only by an instrument in writing executed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party (or parties) against whom such waiver is sought to be enforced.
(c)Relationship between the Parties – Nothing set forth in this Agreement shall constitute, or be construed to create, an employment relationship, a partnership, a joint venture or any other kind of relationship or association between the parties.
(d)Severability – If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain enforceable to the extent permissible.
(e)Choice of Laws, Jurisdiction, Venue & Waiver of Jury Trial – This Agreement shall be construed in accordance with the laws of the State of Delaware. Any legal action or other proceeding brought for the enforcement of this Agreement or because of an alleged breach, dispute, default or misrepresentation regarding any provision of this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware located in New Castle County, Delaware), and each Party irrevocably submits to the jurisdiction of each such court in any such proceeding, and waives any objection it may now or after the date of this Agreement have to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each Party (i) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) certifies that it makes this waiver voluntarily and (iii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6(e).
(f)Status of the Parties – Nothing in this Agreement is intended to, or will, create a partnership, joint venture, agency, association, syndicate, unincorporated business or any other similar relationship between the parties.
(g)Delegation and Assignment – Neither this Agreement nor the duties and responsibilities of any party hereto described herein may be transferred, assigned or delegated without the prior written consent of the other parties, which consent may be withheld for any reason, including, without limitation, reasons related to applicable federal or state law; provided, that Sierra Crest shall be entitled to assign its rights to receive the Revenue Share Amount, in whole or in part, to any affiliate of Mount Logan Capital Inc. without the prior consent of Manager.
(h)Entire Agreement – This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, whether written or oral, between the parties relating to the subject matter hereof entered into prior to this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed as of the date first stated above.

BC PARTNERS ADVISORS L.P.
By:

By:	/s/ Henry Wang
Name:	Henry Wang
Title:	Authorized Signatory

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:	/s/ Brandon Satoren
Name:	Brandon Satoren
Title:	Authorized Signatory

[Signature Page to Revenue Share Agreement]